Filed Pursuant to Rule 424(b)(3)

Registration No. 333-63602-03

SUPPLEMENT

To Prospectus Supplement dated August 15, 2001

$501,401,100 (Approximate)

STRUCTURED ASSET SECURITIES CORPORATION

Mortgage Pass-Through Certificates, Series 2001-14A

Structured Asset Securities Corporation

Depositor

Aurora Loan Services Inc.

 Master Servicer

On August 20, 2001, the Structured Asset Securities Corporation Mortgage Pass-Through Certificates, Series 2001-14A (the “Certificates”) were issued in an original aggregate principal amount of approximately $501,401,100.  Each Certificate represented an undivided interest in the Trust Fund created pursuant to a Trust Agreement dated as of August 1, 2001 by and among Structured Asset Securities Corporation, as Depositor, Aurora Loan Services Inc., as Master Servicer, and The Chase Manhattan Bank, as Trustee.  This Supplement to the above-referenced Prospectus Supplement (the “Prospectus Supplement”) supplements and updates certain of the information with respect to the mortgage loans.  Capitalized terms not defined herein have the meanings ascribed to them in the Prospectus Supplement.

The information contained in the attached monthly report to Certificateholders is to be read as part of the Prospectus Supplement.

The Date of this Supplement is December 17, 2003.

Structured Asset Securities Corporation, Mortgage Pass-Through Certificates, Series 2001-14A
Statement to Certificateholders November 25, 2003

DISTRIBUTION IN DOLLARS
CLASS	ORIGINAL FACE VALUE	BEGINNING PRINCIPAL BALANCE	PRINCIPAL	INTEREST	TOTAL	REALIZED LOSSES	DEFERRED INTEREST	ENDING PRINCIPAL BALANCE
IA1 IA2 IIA1 IIA2 B1 B2 B3 B4 B5 B6 R	200,000,000.00 130,802,000.00 90,336,000.00 70,000,000.00 6,368,000.00 5,094,000.00 2,801,000.00 1,783,000.00 1,018,000.00 1,278,726.00 100.00	5,008,459.84 3,275,582.82 4,318,591.31 3,346,411.09 2,136,107.51 1,708,751.82 939,578.69 598,096.69 341,482.01 428,941.42 0.00	963,002.77 629,813.44 851,648.56 659,929.59 173,901.71 139,110.44 76,491.63 48,691.39 27,800.24 34,921.33 0.00	23,598.89 16,061.73 20,932.67 16,610.83 10,519.95 8,415.30 4,627.26 2,945.52 1,681.74 2,112.46 0.00	986,601.66 645,875.17 872,581.23 676,540.42 184,421.66 147,525.74 81,118.89 51,636.91 29,481.98 37,033.79 0.00	0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00	0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00	4,045,457.07 2,645,769.38 3,466,942.75 2,686,481.50 1,962,205.80 1,569,641.38 863,087.06 549,405.30 313,681.77 394,020.09 0.00
TOTALS	509,480,826.00	22,102,003.20	3,605,311.10	107,506.35	3,712,817.45	0.00	0.00	18,496,692.10

IA3 IIA3	200,000,000.00 90,336,000.00	5,008,459.84 4,318,591.31	0.00 0.00	626.06 503.84	626.06 503.84	0.00 0.00	0.00 0.00	4,045,457.07 3,466,942.75

FACTOR INFORMATION PER $1000 OF ORIGINAL FACE							PASS-THROUGH RATES
								CURRENT
		BEGINNING				ENDING		PASS-THRU
CLASS	CUSIP	PRINCIPAL	PRINCIPAL	INTEREST	TOTAL	PRINCIPAL	CLASS	RATE
IA1	86358RHK6	25.04229920	4.81501385	0.11799445	4.93300830	20.22728535	IA1	5.654167%
IA2	86358RHL4	25.04229920	4.81501384	0.12279422	4.93780806	20.22728536	IA2	5.884167%
IIA1	86358RHX8	47.80587263	9.42756553	0.23172013	9.65928567	38.37830710	IIA1	5.816528%
IIA2	86358RHN0	47.80587271	9.42756557	0.23729757	9.66486314	38.37830714	IIA2	5.956528%
B1	86358RHP5	335.44401853	27.30868562	1.65200220	28.96068781	308.13533291	B1	5.909785%
B2	86358RHQ3	335.44401649	27.30868473	1.65200236	28.96068708	308.13533176	B2	5.909785%
B3	86358RHR1	335.44401642	27.30868618	1.65200286	28.96068904	308.13533024	B3	5.909785%
B4	86358RHT7	335.44402131	27.30868761	1.65200224	28.96068985	308.13533371	B4	5.909785%
B5	86358RHU4	335.44401768	27.30868369	1.65200393	28.96068762	308.13533399	B5	5.909785%
B6	86358RHV2	335.44435634	27.30947052	1.65200363	28.96147415	308.13488582	B6	5.909785%
R	86358RHS9	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	R	5.884167%
TOTALS		43.38142295	7.07644118	0.21101157	7.28745276	36.30498177

IA3 86358RHM2		25.04229920	0.00000000	0.00313030	0.00313030	20.22728535	IA3	0.150000%
IIA3 86358RHW0		47.80587263	0.00000000	0.00557740	0.00557740	38.37830710	IIA3	0.140000%

Structured Asset Securities Corporation, Mortgage Pass-Through Certificates, Series 2001-14A
November 25, 2003

Total Scheduled Principal Amounts	27,982.73
Group 1 Scheduled Principal Amounts	17,211.89
Group 2 Scheduled Principal Amounts	10,770.84
Total Unscheduled Principal Amounts	3,577,327.41
Group 1 Unscheduled Principal Amounts	1,887,114.38
Group 2 Unscheduled Principal Amounts	1,690,213.03
Total Net Liquidation Proceeds	0.00
Group 1 Net Liquidation Proceeds	0.00
Group 2 Net Liquidation Proceeds	0.00
Total Insurance Proceeds	0.00
Group 1 Insurance Proceeds	0.00
Group 2 Insurance Proceeds	0.00
Aggregate Advances	0.00
Group 1 Aggregate Advances	0.00
Group 2 Aggregate Advances	0.00
Ending Principal Balance	18,496,692.29
Group 1 Ending Principal Balance	10,354,343.46
Group 2 Ending Principal Balance	8,142,348.83
Group 1 Weighted Average Coupon	6.394667%
Group 1 Weighted Average Net Rate	5.884167%
Group 2 Weighted Average Coupon	6.467028%
Group 2 Weighted Average Net Rate	5.956528%
Group 1 Remaining Term to Maturity	331.00
Group 2 Remaining Term to Maturity	331.00
Current Period Realized Losses	0.00
Group 1 Current Period Realized Losses	0.00
Group 2 Current Period Realized Losses	0.00
Fraud Loss Limit	10,189,617.00
Bankruptcy Loss Loss Limit	100,000.00
Special Hazard Loss Loss Limit	5,094,808.00

Structured Asset Securities Corporation, Mortgage Pass-Through Certificates, Series 2001-14A
November 25, 2003

Bankruptcy Losses	0.00
Group 1 Bankruptcy Losses	0.00
Group 2 Bankruptcy Losses	0.00
Fraud Losses	0.00
Group 1 Fraud Losses	0.00
Group 2 Fraud Losses	0.00
Special Hazard Losses	0.00
Group 1 Special Hazard Losses	0.00
Group 2 Special Hazard Losses	0.00
Servicing Fees	9,209.17
Master Servicing Fee (including Retained Interest)	92.09
Trustee Fees	101.30
Class ia1 Insurance Premium	333.90
Sec. 4.03(ix)Number and Aggregate Principal Amounts of Mortgage Loans in Delinquency

Group 1
Category	Number	Principal Balance	Percentage
1 Month	0	0.00	0.00%
2 Month	0	0.00	0.00%
3 Month	0	0.00	0.00%
Total	0	0.00	0.00%

Group 2
Category	Number	Principal Balance	Percentage
1 Month	0	0.00	0.00%
2 Month	0	0.00	0.00%
3 Month	1	502,148.36	6.17%
Total	1	502,148.36	6.17%

Group Totals
Category	Number	Principal Balance	Percentage
1 Month	0	0.00	0.00%
2 Month	0	0.00	0.00%
3 Month	1	502,148.36	2.71%
Total	1	502,148.36	2.71%

Structured Asset Securities Corporation, Mortgage Pass-Through Certificates, Series 2001-14A
November 25, 2003

Number and Aggregate Principal Amounts of Mortgage Loans in Foreclosure

Group 1
Number	Principal Balance	Percentage
0	0.00	0.00%
Group 2
Number	Principal Balance	Percentage
0	0.00	0.00%
Group Totals
Number	Principal Balance	Percentage
0	0.00	0.00%

Sec. 4.03(x)Number and Aggregate Principal Amounts of REO Loans

Group 1
Number	Principal Balance	Percentage
0	0.00	0.00%
Group 2
Number	Principal Balance	Percentage
0	0.00	0.00%
Group Totals
Number	Principal Balance	Percentage
0	0.00	0.00%

Structured Asset Securities Corporation, Mortgage Pass-Through Certificates, Series 2001-14A
November 25, 2003

Aggregate Outstanding Interest Shortfalls Class ia1 shortfall	0.00
Class ia2 shortfall	0.00
Class ia3 shortfall	0.00
Class iia1 shortfall	0.00
Class iia2 shortfall	0.00
Class iia3 shortfall	0.00
Class b1 shortfall	0.00
Class b2 shortfall	0.00
Class b3 shortfall	0.00
Class b4 shortfall	0.00
Class b5 shortfall	0.00
Class b6 shortfall	0.00
Class r shortfall	0.00
Sec. 4.03(viv)Aggregate Outstanding Prepayment Interest Shortfalls Class ia1 shortfall	0.00
Class ia2 shortfall	0.00
Class ia3 shortfall	0.00
Class iia1 shortfall	0.00
Class iia2 shortfall	0.00
Class iia3 shortfall	0.00
Class b1 shortfall	0.00
Class b2 shortfall	0.00
Class b3 shortfall	0.00
Class b4 shortfall	0.00
Class b5 shortfall	0.00
Class b6 shortfall	0.00
Class r shortfall	0.00